UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2012

FOUR RIVERS BIOENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (44) 1642 674085

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events).

Four Rivers BioEnergy Inc. (the “Company”) issued a Form 8-K on February 14, 2012 as amended by the issuance of a Form 8-K/A, on March 15, 2012, explaining that it had been delayed in (i) the filing of its Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and (ii) its Quarterly Report on Form 10-Q for the three-month period ended January 31, 2012; and that it had obtained a waiver until April 30, 2012 from the holder of its Original Issue Discount Secured Convertible Debentures so that these late filings would not constitute a breach of the terms of the Debentures.

On April 26, 2012 the Debenture Holder further extended the waiver to July 31, 2012 and included in said waiver, if appropriate, the Quarterly Report for the period ending April 30, 2012, due to be filed by June 14, 2012.

The Company’s common stock is currently being traded under the symbol FRBE.PK on OTC Markets and it has been advised that, upon the filing of the aforementioned overdue Forms 10-K and 10-Q, its stock will resume trading under the FRBE.QB ticker.

The Company plans to file all of its overdue filings, due on Form 10-K and 10-Q, as soon as possible, however, it is currently unable to pay the audit fees, which are due in relation to the audit of its financial statements for the year ended October 31, 2011 and which are required to be included, together with an auditor’s report, in the overdue Form 10-K.

The Company is continuing to negotiate with potential investors with a view to raising adequate debt or equity capital to enable it to continue to develop its Waste-to-Energy Plant. If these negotiations are successful the Company expects to have adequate funds to pay the overdue audit fees and thereby file its overdue SEC filings, at that time or shortly afterwards. There can, however, be no assurance that the Company will succeed in its attempts to raise capital or, if so, when such investment will be forthcoming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2012	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer